Exhibit 10.1

SECOND amendment to employment LETTER agreement

SECOND AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (this “Amendment”), dated as of July 10, 2023, between EyePoint Pharmaceuticals, Inc. (the “Company”), and Nancy S. Lurker (“Employee”).

W I T N E S S E T H

WHEREAS, the Company and Employee have previously entered into that certain employment letter agreement, dated September 15, 2016, as amended by that certain First Amendment to Employment Letter Agreement, effective as of January 3, 2023 (collectively, the “Employment Agreement”);

WHEREAS, the Company and Employee desire to enter into this Amendment to modify certain provisions of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.
Position and Duties; Initial Term; Extension Term.

(a) References in the Employment Agreement to Employee’s title as “Chief Executive Officer” are hereby amended to state that, as of July 10, 2023 (the “Executive Vice Chair Start Date”), Employee’s title is that of “Executive Vice Chair.” Employee shall report to the Board of Directors and serve as an advisor to the Chief Executive Officer of the Company at the Chief Executive Officer’s request. As of the Executive Vice Chair Start Date, Employee shall also be appointed to serve as the Vice Chair of the Board of Directors of the Company. Employee’s position as Executive Vice Chair shall have a term of one (1) year from the Executive Vice Chair Start Date (the “Initial Term”), subject to an extension of up to six (6) months upon the expiration of the Initial Term by the Board of Directors at its sole discretion (the “Extension Term”). References to the “Term” herein shall mean the Initial Term as extended by the Extension Term, if exercised by the Board. Upon expiration of the Term, Employee shall no longer be employed as an employee of the Company. Employee agrees and acknowledges that the expiration of the Term shall not (i) constitute a termination of employment by the Company without Cause or (ii) constitute grounds for Employee to terminate Employee’s employment for Good Cause. Further, Employee agrees and acknowledges that, upon expiration of the Term, Employee shall not have any further rights to severance payments or benefits pursuant to Section 5(b) or Section 5(c) of the Employment Agreement. Employee further

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agrees that the change in position and duties described herein shall not constitute grounds for Employee to terminate Employee’s employment for Good Cause.

(b) The last sentence of subsection (a) of Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following: “If your employment with the Company terminates for any reason, then concurrently with such termination, you will be deemed to have resigned from any director, officer, trustee, or other positions you may hold with the Company’s subsidiaries, or any of their respective related committees, trusts, or other similar entities, in each case unless otherwise agreed in writing by the Company and you.”

3.
Base Salary; Bonus Compensation; Equity Grant. References in the Employment Agreement to Employee’s Base Salary, Target Bonus and sign-on equity grant are hereby amended as follows, with effect from and after the Executive Vice Chair Start Date:

(a) Base Salary. Employee’s Base Salary shall be paid at the rate of $455,000 per year, payable in accordance with the regular payroll practices of the Company

(b) Bonus Compensation. Employee’s Target Bonus is amended to reflect a Target Bonus of 45% of the Base Salary. Notwithstanding anything herein to the contrary, Employee’s bonus in respect of calendar year 2023 shall be calculated based upon a blended rate Base Salary and blended Target Bonus, which factors in Employee’s Base Salary and Target Bonus rates in effect during calendar year 2023 for Employee’s service as Chief Executive Officer and for Employee’s service as Executive Vice Chair, pro-rated based on the portion of calendar year 2023 during which Employee served in each such position.

(c) Equity Grant. On the Executive Vice Chair Start Date, Employee will be granted (A) an award of 66,666 options (“Options”) to purchase common stock (“Stock”) with time-based vesting (i) one-quarter on the first anniversary of the grant date and (ii) in equal monthly installments thereafter until vested in full on the fourth anniversary of the grant date; and (B) an award of 33,334 restricted stock units (“RSUs”) with time-based vesting (i) one-third on the date that is twelve (12) months following the RSU grant date, and (ii) one-third on the date that is twenty-four (24) months following the RSU grant date and (iii) one-third on the date that is thirty-six (36) months following the RSU grant date. The Options and RSUs shall be subject to the terms and conditions of the 2023 Long-Term Incentive Plan and the underlying award agreements.

4.
Definition of Good Cause. Section 4(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(c) By You for Good Cause. You may terminate your employment for Good Cause by (A) providing notice to the Company specifying in

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reasonable detail the condition giving rise to the Good Cause no later than the thirtieth (30th) day following your first becoming aware of such event or condition; (B) providing the Company a period of (30) days to remedy the event or condition; and (C) terminating your employment for Good Cause within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without your written consent, shall constitute “Good Cause” for termination by you: (i) a material diminution in the nature or scope of your position, duties, or authority including reporting responsibilities (other than temporarily while you are physically or mentally incapacitated to such a degree that you would be eligible for disability benefits under the Company’s disability income plan or as required by applicable law); (ii) a material reduction in the Base Salary or the Target Bonus opportunity; (iii) a material breach by the Company of this Agreement; or (iv) a requirement by the Company that you relocate to a location more than fifty (50) miles from your primary residence as of the Executive Vice Chair Start Date.

5.
Continued Effectiveness of the Employment Agreement. The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Second Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties that have been executed prior to the date hereof shall mean the Employment Agreement, as amended by this Second Amendment.

6.
Miscellaneous.

(a)
Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles thereof.
(b)
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
(c)
Construction. This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

EYEPOINT PHARMACEUTICALS, INC.

By_/s/ Jennifer Leonard___________________

Name: Jennifer Leonard

Title: Chief People Officer & SVP IT

/s/ Nancy Lurker_________________________

Nancy S. Lurker

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